Exhibit 99

DEARBORN BANCORP ENTERS INTO ACQUISITION AGREEMENT WITH BANK OF WASHTENAW

     DEARBORN, Michigan, July 16, 2004, Dearborn Bancorp, Inc. (Nasdaq: DEAR) announced today that it has entered into a definitive agreement to acquire the Bank of Washtenaw, a wholly owned bank subsidiary of Pavilion Bancorp, Inc. (OTC Bulletin Board: PVLN), for $15,000,000 in cash. Bank of Washtenaw, which was founded in January 2001, has its main office in Saline, Michigan with a branch office and an administrative office in Ann Arbor, Michigan. As of June 30, 2004, Bank of Washtenaw had total assets of $72.6 million, loans of $65.9 million and deposits of $61.7 million. Consummation of the acquisition is subject to regulatory approval.

     Michael J. Ross, President and Chief Executive Officer of Dearborn Bancorp, Inc. announced the acquisition and stated, “We are excited to expand into Washtenaw County as a contiguous market to our current operations. Walter G. Byers, President and Chief Executive Officer of the Bank of Washtenaw, has been a personal friend and colleague for over 25 years and we are pleased to have Walter and his team join us in our expansion efforts.”

     Dearborn Bancorp, Inc., is a registered bank holding company. Its sole subsidiary is Community Bank of Dearborn. The bank operates full service offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township, Clinton Township, Southgate, and Auburn Hills in the State of Michigan. The company’s common shares trade on the Nasdaq National Market under the symbol DEAR.

CONTACT: Dearborn Bancorp, Inc., Michael J. Ross or Jeffrey L. Karafa (313) 565-5700

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and about the Corporation and the Bank. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. These are representative of the Future Factors and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.